Exhibit 99.1

Mohawk Industries, Inc. Announces First Quarter Results

CALHOUN, Ga., April 23 /PRNewswire-FirstCall/ — Mohawk Industries, Inc. (NYSE: MHK) today announced 2009 first quarter sales of $1,208 million, a decrease of 30% from 2008, which includes two fewer days or 3% less than last year. We had an operating loss of $146 million in the quarter. A charge of $122 million was recorded for a discontinued carpet tile backing which included a $110 million sales allowance and a $12 million inventory reserve. Sales declined 20% excluding the sales allowance on a constant exchange rate with comparable days. Operating income was $42 million excluding the carpet tile charge, a $62 million FIFO inventory flow through and a $4 million restructuring cost. Our loss in the first quarter was $1.55 per share or $106 million. Based on the current business environment, all segments anticipate positive operating income in the second quarter.

In commenting on the first quarter results, Jeffrey S. Lorberbaum, chairman and CEO stated, “In the quarter, we generated $38 million of operating cash flow which is a $118 million improvement over first quarter 2008. Working capital improved with inventories declining $183 million during the quarter. The balance sheet remains strong with a cash balance of $137 million and credit availability of more than $800 million. The economic conditions in both U.S. and Europe remain weak in all channels. Commercial construction and remodeling projects are being postponed due to the uncertainty in the economy. The government stimulus, low interest rates, and easing credit should improve the residential business. All segments continue to focus on cash generation by reducing infrastructure, operating costs, capital expenditures and working capital. During the quarter we reduced production units below sales levels to lower inventories, negatively impacting overhead absorption. We cut employment levels by almost 2,000, shut down four operations and reduced warehousing space about one million square feet.”

The Mohawk segment sales declined by 34%. Sales declined 20%, excluding the carpet tile sales allowance, using comparable days. We have discontinued Encycle, a carpet tile backing technology, which accounted for less than 15% of our commercial volume last year. The majority of our carpet tile products will continue to use our proven vinyl technology which has exceeded market expectations for over 15 years. At the end of the first quarter, we recognized a higher trend of incidents occurring on the discontinued backing and recorded an allowance to cover the estimated costs of remediating where needed. We have developed a new thermoplastic technology that is performing well with select customers across the country and we will increase production over time. We are satisfying our customers and maintaining our strong relationships.

Raw material costs in the Mohawk segment have remained relatively stable since the end of the year. Our margins have shown improvement through the quarter excluding the impact of the charges. Industry pricing has remained reasonably stable with downward pressure occurring in some specific areas. Seasonal sales improvements will increase capacity utilization and second quarter results should be positive. We reduced headcount by over 1,000 and closed two plants during the period to adjust to the lower demand levels. We have made reductions in selling, administrative, marketing and distribution expenses to align the business structure with demand. New product introductions are being delivered to our customers and should positively impact our sales and margins. The FTC just approved the first new carpet fiber since nylon was approved fifty years ago which we use in our SmartStrand and Sorona products confirming the premium attributes of better durability, stain resistance and softness.

The Dal-Tile segment sales were down 20% during the quarter, or 16% on a constant exchange rate with comparable days. Our commercial sales continue to decline as business investment deteriorated in the period. We believe our overall market position has improved as our product distribution provided value to our customers. Higher unabsorbed overhead costs compressed margins as we reduced production and inventory. In addition, our distribution and selling costs were deleveraged due to the lower volume. We continue to reduce our sales, marketing, administrative and distribution infrastructure. We are consolidating several low volume service centers, reducing staffing and renegotiating rents in many locations. We have improved our manufacturing productivity, product yields and distribution costs. We are introducing an engineered stone program for indoor and outdoor uses and a new wood program that our architectural representatives will specify. We are expanding our distribution and product line in the Mexican market which is performing better than the U.S. market.

Unilin sales declined 34% as reported or 24% on a constant exchange rate with comparable days. The rate of decline was more challenging in the first quarter than earlier periods with the economic slowdown becoming more difficult and customers reducing their inventories. Our U.S. and European laminate business reflected a slight improvement in the latter part of the quarter due to the positive acceptance of our new introductions reaching the market. The Russian flooring market continues to perform better than the rest of Europe and we began to inventory our product locally to improve our service and expand our customer base. We have signed additional license agreements for our patents in the period but our volume based revenues have contracted with the industry. We temporarily closed one of our wood flooring plants in the U.S. to adjust capacity to the demand and recorded a $4 million restructuring charge. This will reduce production costs of our wood business until the capacity is required.

Seasonal improvements in volume should increase utilization rates and positively impact all of our business in the second quarter. All of the segments are expected to have positive operating income in the second quarter from cost reductions, lower infrastructure, and reduced material and energy costs. Based on these factors, our EPS guidance for the second quarter 2009 is $.43 to $.52 per share. Excluded from this guidance is an estimated second quarter restructuring charge of approximately $15 million related to closing facilities, which will benefit our future operation.

We do not see a catalyst for a significant change in the overall flooring category in the near term. We are maximizing sales opportunities while managing the cost structure and working capital. We continue to reduce infrastructure based on industry conditions and maximize our cash position. When the recovery begins, we will benefit from the restructurings, efficiency measures and cost reduction initiatives that have been implemented.

Certain of the statements in the immediately preceding paragraphs, particularly anticipating future performance, business prospects, growth and operating strategies and similar matters and those that include the words “could,” “should,” “believes,” “anticipates,” “expects,” and “estimates,” or similar expressions constitute “forward-looking statements.” For those statements, Mohawk claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. There can be no assurance that the forward-looking statements will be accurate because they are based on many assumptions, which involve risks and uncertainties. Factors that could cause future results to differ include changes in economic or industry conditions; competition; raw material and energy costs and supply; timing and level of capital expenditures; integration of acquisitions; impairment charges; rationalization of operations; claims and litigation and other risks identified in Mohawk’s SEC reports and public announcements.

Mohawk is a leading supplier of flooring for both residential and commercial applications. Mohawk offers a complete selection of carpet, ceramic tile, laminate, wood, stone, vinyl, and rugs. These products are marketed under the premier brands in the industry, which include Mohawk, Karastan, Ralph Lauren, Lees, Bigelow, Dal-Tile, American Olean, Unilin and Quick Step. Mohawk’s unique merchandising and marketing assist our customers in creating the consumers’ dream. Mohawk provides a premium level of service with its own trucking fleet and over 250 local distribution locations.

There will be a conference call Friday, April 24, 2009 at 11:00 AM Eastern Time. The telephone number to call is 1-800-603-9255 for US/Canada and 1-706-634-2294 for International/Local. Conference ID # 93601795. A conference call replay will also be available until Friday, May 1, 2009 by dialing 1-800-642-1687 for US/local calls and 1-706-645-9291 for International/Local calls and entering Conference ID # 93601795.

MOHAWK INDUSTRIES, INC. AND SUBSIDIARIES

Consolidated Statement of Operations

(Amounts in thousands, except per share data)

	Three Months Ended
	March 28, 2009	March 29, 2008

Net sales	$1,208,339	1,738,097
Cost of sales	1,054,650	1,278,258

Gross profit	153,689	459,839
Selling, general and administrative expenses	299,573	335,521

Operating (loss) income	(145,884)	124,318
Interest expense	30,184	33,767
Other (income) expense, net	2,615	2,779

Earnings (loss) before income taxes	(178,683)	87,772
Income tax (benefit) expense	(72,796)	22,382

Net (loss) earnings	$(105,887)	65,390

Basic (loss) earnings per share	$(1.55)	0.96

Weighted-average common shares outstanding - basic	68,433	68,375

Diluted (loss) earnings per share	$(1.55)	0.95

Weighted-average common shares outstanding - diluted	68,433	68,579

Other Financial Information (Amounts in thousands)
Net cash provided by (used in) operating activities	$37,919	(80,179)

Depreciation & amortization	$67,680	73,256

Capital expenditures	$27,093	55,971

Consolidated Balance Sheet Data
(Amounts in thousands)

	March 28, 2009	March 29, 2008
ASSETS
Current assets:
Cash & cash equivalents	$136,552	73,289
Receivables	784,677	955,325
Inventories	985,463	1,296,424
Prepaid expenses	128,413	135,429
Deferred income taxes and other assets	191,516	135,407

Total current assets	2,226,621	2,595,874
Property, plant and equipment, net	1,867,072	2,026,058
Goodwill	1,368,552	2,877,671
Intangible assets	799,927	1,211,512
Deferred income taxes and other assets	25,464	306,304

	$6,287,636	9,017,419

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$137,501	367,785
Accounts payable and accrued expenses	828,397	932,856

Total current liabilities	965,898	1,300,641
Long-term debt, less current portion	1,843,612	2,003,013
Deferred income taxes and other long-term liabilities	486,704	731,960

Total liabilities	3,296,214	4,035,614

Total stockholders’ equity	2,991,422	4,981,805

	$6,287,636	9,017,419

Segment Information (Amounts in thousands)
	As of or for the Three Months Ended
	March 28, 2009	March 29, 2008
Net sales:
Mohawk	$594,331	905,044
Dal-Tile	358,478	449,051
Unilin	268,466	403,755
Corporate and eliminations	(12,936)	(19,753)

Consolidated net sales	$1,208,339	1,738,097

Operating (loss) income:
Mohawk	$(179,055)	22,241
Dal-Tile	21,129	56,941
Unilin	14,552	49,956
Corporate and eliminations	(2,510)	(4,820)

Consolidated operating (loss) income	$(145,884)	124,318

Assets:
Mohawk	$1,773,447	2,410,031
Dal-Tile	1,662,595	2,257,190
Unilin	2,577,698	4,162,172
Corporate and eliminations	273,896	188,026

Consolidated assets	$6,287,636	9,017,419

Reconciliation of Net Sales to Adjusted Net Sales

(Amounts in thousands)

	Three Months Ended March 28, 2009
	Mohawk Consolidated	Segment Information
		Mohawk	Dal-Tile	Unilin
Net sales	$1,208,339	594,331	358,478	268,466
Add: Commercial carpet sales allowance	110,224	110,224	—	—
Add: Exchange rate	35,664	—	6,026	29,638
Add: Change in days in quarter	44,401	23,100	11,951	9,774

Adjusted net sales	$1,398,628	727,655	376,455	307,878

The Company believes it is useful for itself and investors to review, as applicable, both GAAP and the above non-GAAP measures in order to assess the performance of the Company’s business for planning and forecasting in subsequent periods.